Exhibit 10.13
11 Hurley Street Cambridge, MA 02141 P 617-401-9000 F 617-494-0985

VIA ELECTRONIC MAIL

February 4, 2021 (revised)

Cynthia Collins

Dear Cindy:

As we discussed, your employment with Editas Medicine, Inc. (the “Company”) will end effective February 15, 2021 (the “Separation Date”). As we also discussed, you will be eligible to receive the severance benefits described in paragraph 1 below if you sign and return this letter agreement to me by February 26, 2021 (but no earlier than the Separation Date) and do not revoke your agreement (as described below). By signing and returning this letter agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 2. Therefore, you are advised to consult with an attorney before signing this letter agreement and you have been given at least twenty-one (21) days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) business day period after you have signed it (the “Revocation Period”) by notifying me in writing. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the Revocation Period.

Although your receipt of the severance benefits is expressly conditioned on your entering into this letter agreement, the following will apply regardless of whether or not you timely enter into this letter agreement:

●	As of the Separation Date, all salary payments from the Company will cease and any benefits you had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.
●	You will receive on the Separation Date payment for your final wages and any unused vacation time accrued through the Separation Date.
●	You may, if eligible and at your own cost, elect to continue receiving group medical insurance pursuant to the “COBRA” law. Please consult the COBRA materials to be provided under separate cover for details regarding these benefits.
●	You are obligated to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by paragraph 9 below. Further, you remain subject to your continuing confidentiality, non-competition, and non-solicitation obligations to the Company as set forth in the Invention and Non-Disclosure Agreement and the Non-Competition and Non-Solicitation Agreement

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(the “Restrictive Covenant Agreements”) you previously executed in connection with your commencement of employment with the Company, which obligations remain in full force and effect.
●	You must return to the Company on the Separation Date (or within ten (10) business days thereafter) all Company property.
●	You will have three (3) months following the Separation Date to exercise any stock options under the Company’s 2015 Stock Incentive Plan that were vested as of the Separation Date. After that three (3) month period, your stock options will expire and you will no longer have any rights with respect thereto. Any Company-imposed blackout restrictions arising because of your service for the Company, whether as an employee, officer, and/or director, will terminate on the Separation Date. In accordance with Section 9(b) of your Employment Agreement dated August 6, 2019, the Time-Vesting Option and RSU Award (each as defined in your Employment Agreement) shall become fully vested and exercisable as of the Separation Date. Your stock options and restricted stock units which are or will become vested as of the Separation Date are summarized on the attached Schedule II.

If you elect to timely sign and return this letter agreement and do not revoke your acceptance within the Revocation Period, the following terms and conditions will also apply:

1.Severance Benefits –The Company will provide you with the following severance benefits (the “severance benefits”) pursuant to the Company’s Severance Benefits Plan:

a.	Severance Pay. The Company will pay to you an amount equivalent to twelve (12) months of your current base salary, less all applicable taxes and withholdings. This separation pay will be paid in installments in accordance with the Company’s regular payroll practices, but in no event shall payments begin earlier than the Company’s first payroll date following expiration of the Revocation Period.
b.	COBRA Benefits. Should you timely elect and be eligible to continue receiving group health insurance pursuant to the “COBRA” law, the Company will, until the earlier of (x) the date that is twelve (12) months following the Separation Date, and (y) the date on which you are eligible to obtain alternative coverage with a subsequent employer (as applicable, the “COBRA Contribution Period”), continue to pay the share of the premiums for such coverage to the same extent it was paying such premiums on your behalf immediately prior to the Separation Date. The remaining balance of any premium costs during the COBRA Contribution Period, and all premium costs thereafter, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You agree that, should you become eligible to obtain alternative medical and/or dental insurance coverage with a subsequent employer prior to the date that is twelve (12) months following the Separation Date, you will so inform the Company in writing within five (5) business days of obtaining such coverage.

c.	2020 Annual Bonus. You will be eligible to receive a bonus for 2020 equal to your target bonus times the percentage achievement of the Company’s 2020 goals as assessed by the Board of Directors of the Company in connection with the determination of bonuses for the executive team, with any such bonus paid less applicable taxes and withholdings and at the same time as annual bonuses are paid to other executives of the Company or, if later, immediately upon the expiration of the Revocation Period.

You will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following the Separation Date other than as set forth in this paragraph.

2.Release of Claims – In consideration of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102, Mass. Gen. Laws ch. 214, § 1C (Massachusetts right to be free from sexual harassment law), the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all claims arising out of the South Carolina Human Affairs Law, S.C. Code Ann. § 1-13-10 et seq., S.C. Code Ann. § 1-13-10 (bone marrow donation leave law), S.C. Code Ann. § 25-1-2310 et seq. (South Carolina military leave law), S.C. Code Ann. § 41-1-10 et seq. (South Carolina wage payment law), and S.C. Code Ann. § 41-15-510 et seq. (South Carolina whistleblower protection law), all as amended; all claims arising out of the Florida Civil Rights Act of 1992, Fla. Stat. § 760.01 et seq., Fla. Stat.

§§ 448.07 and 725.07 (Florida equal pay laws), Fla. Stat. § 741.313 (Florida domestic violence or sexual violence leave law), Fla. Stat. § 250.481 (Florida military leave law), Fla. Stat. § 760.50 (Florida AIDS discrimination law), Fla. Stat. § 448.075 et seq. (Florida sickle cell trait discrimination law), Fla. Stat. § 760.40 (Florida genetic testing law), and Fla. Stat. § 448.101 et seq. (Florida anti-retaliation law), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims does not prevent you from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding).

3.Continuing Obligations – You acknowledge and reaffirm your confidentiality and non-disclosure obligations discussed on the first page of this letter agreement, as well as the obligations set forth in the Restrictive Covenant Agreements, which obligations survive your separation from employment with the Company. In addition, as an express condition of your receipt of the severance benefits, you agree that, for a period of one (1) year following the Separation Date, you will not, in the Applicable Territory (as defined in your existing Non-Competition and Non-Solicitation Agreement), directly or indirectly, whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the passive holder of not more than 1% of the outstanding stock of a publicly-held company, engage or assist others in engaging in any Competitive Company (as defined below), if you would be performing job duties or services that are of a similar type that you performed for the Company as President and Chief Executive Officer. Without limiting the foregoing, you acknowledge and agree that undertaking an executive leadership role in a Competitive Company would constitute performing job duties or services of a similar type that you performed for the Company. If any restriction set forth in this paragraph is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range or activities or geographic area as to which it may be enforceable. If you violate the non-competition provisions set forth in this paragraph, you shall continue to be bound by such restrictions until a period of one (1) year has expired without any violation of such provisions. You acknowledge that the Company has given you seven (7) business days to revoke your acceptance of this letter agreement, including the non-competition restrictions set forth in this paragraph 3. For purposes herein, Competitive Company shall mean any business or enterprise that is (i) engaged in the discovery and/or development of gene-editing or gene therapies for the treatment of indications covered by any of the Company’s ocular (including LCA10 and USH2A), sickle cell and Beta thalassemia programs, and oncology programs involving ex vivo gene edited cells for administration as a therapeutic, in each case as such programs exist as of the Separation Date (collectively, the “Field”), or that develops, manufactures, markets, licenses, sells or provides, or plans to develop, manufacture, market, license, sell or provide any product or service in the Field; or (ii) set forth on Schedule I hereto. Nothing in this agreement or in any other agreement with the Company prohibits or restricts your service as a member of the board of directors of companies and organizations, including but not limited to DermTech, Triumvira Immunologics, Biocare Medical, and the Alliance for Regenerative Medicine (but excluding those companies listed on Schedule I hereto), as long as you continue to adhere to your non-solicitation and confidentiality obligations to the Company.

4.Non-Disparagement – You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 9 below, you will not, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition. In return, the Company will instruct its directors and officers not to make any false, disparaging, derogatory or defamatory statements, online or otherwise, to any third party regarding you.

5.Company Affiliation – You agree that, following the Separation Date, you will not hold yourself out as an officer, employee, or otherwise as a representative of the Company, and you agree to update any directory information that indicates you are currently affiliated with the Company.  Without limiting the foregoing, you confirm that, within five (5) days following the Separation Date, you will update any and all social media accounts (including, without limitation, LinkedIn, Facebook, Twitter and Four Square) to reflect that you are no longer employed by or associated with the Company.

6.Return of Company Property – You confirm that you have returned (or will return, within 10 business days of the Separation Date) to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company owned property in your possession or control, and that you have left intact all, and have otherwise not destroyed, deleted, or made inaccessible to the Company any, electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment, and that you have not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to you; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

7.Business Expenses and Final Compensation – You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses, commissions, and accrued, unused vacation time, and that no other compensation is owed to you except as provided herein.

8.Confidentiality – You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 9 below, the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

9.Scope of Disclosure Restrictions – Nothing in this letter agreement prohibits you from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

10.Cooperation – You agree that, to the extent permitted by law, you shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator related to events about which you have relevant knowledge. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company. You further agree that, to the extent permitted by law, you will notify the Company promptly in the event that you are served with a subpoena (other than a subpoena issued by a government agency), or in the event that you are asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company. The Company agrees to pay you for any travel expenses you incur in connection with your cooperation. The Company also agrees to pay you a reasonable rate for your time if it requests that you spend more than de minimis time cooperating pursuant to this provision; provided, however, that Company will not at any time pay you any fee for time spent providing testimony.

11.Amendment and Waiver – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

12.Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

13.Nature of Agreement – You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

14.Acknowledgments – You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) business days after you sign this letter agreement by notifying me in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) business day revocation period. You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

15.Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

16.Applicable Law – This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

17.Entire Agreement – This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith.

18.Tax Acknowledgement – In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in paragraph 1 of this letter agreement.

[signature page follows]

Very truly yours, By: /s/ Akshay Vaishnaw Akshay Vaishnaw Chairman of the Organization, Leadership and Compensation Committee

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this letter agreement, and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

/s/ Cynthia Collins Cynthia Collins	February 15, 2021 Date

To be returned in a timely manner as set forth on the first page of this letter agreement.

SCHEDULE I

CERTAIN COMPETITIVE COMPANIES

SCHEDULE II

Equity Awards